Exhibit 99.1

Contact:
Lorin Crenshaw	225.388.7322

Albemarle reports fourth quarter and full year 2012 results

BATON ROUGE, LA – January 22, 2013 –

Fourth quarter 2012 highlights:

•	Quarterly earnings of $105.2 million excluding special items, or $1.17 per share.

•	Net sales of $688 million and EBITDA margin of 23 percent for the quarter, excluding special items.

•	Full year earnings of $436.2 million excluding special items, or $4.85 per share.

	Three Months Ended December 31,		Year Ended December 31,
In thousands, except per share amounts	2012	2011	2012	2011

Net sales	$687,596	$707,390	$2,745,420	$2,869,005

Segment income	$150,600	$165,473	$661,156	$712,033

Net income attributable to Albemarle Corporation	$37,726	$45,548	$311,536	$392,114

Diluted earnings per share	$0.42	$0.51	$3.47	$4.28

Special items per share
Non-operating pension and OPEB adjustments (a)	0.60	0.63	0.46	0.59
Restructuring and other special items, net (b)	0.15	—	0.92	—

Diluted earnings per share excluding special items (d)	$1.17	$1.13	$4.85	$4.88

See accompanying notes and reconciliations to the condensed consolidated financial information.

Albemarle Corporation (NYSE: ALB) reported fourth quarter 2012 earnings of $37.7 million, or $0.42 per share, compared to fourth quarter 2011 earnings of $45.5 million, or $0.51 per share. Excluding special items, fourth quarter 2012 earnings were $105.2 million, or $1.17 per share, compared to $101.9 million, or $1.13 per share, for 2011. The Company reported net sales of $687.6 million in the fourth quarter of 2012 compared to net sales of $707.4 million in the fourth quarter of 2011 with lower metals surcharges in the Catalysts segment more than offsetting total company volume growth.

Earnings for the full year 2012 were $311.5 million, or $3.47 per share, compared to $392.1 million, or $4.28 per share, for 2011. Excluding special items, earnings for 2012 were $436.2 million, or $4.85 per share, compared to $446.3 million, or $4.88 per share, for 2011. Net sales for 2012 were $2.7 billion compared to $2.9 billion for 2011 with the majority of the reduction caused by lower metals surcharges in the Catalysts segment.

As previously announced, in the fourth quarter of 2012 the Company adopted mark-to-market (MTM) accounting relating to its global pension and other postretirement benefit (OPEB) plans. All historical consolidated financial information presented herein has been retrospectively adjusted to reflect this change in accounting method. The MTM actuarial loss for 2012, recorded in Corporate and other expense, amounted to $75.8 million ($48.3 million after income taxes, or $0.54 per share) reflecting a lower assumed discount rate partially offset by 2012 pension asset performance.

Commenting on results, Luke Kissam, CEO, stated, “2012 was a difficult year from a macroeconomic standpoint, but we are pleased with the earnings power that we demonstrated in the face of a weak global economy, the negative impact of raw material pricing related to certain metals and lower demand than originally anticipated in many of the markets served by our products, resulting in lower operating rates at many of our production units. At the same time, we were able to exit the phosphorus business, freeze our pension obligations and further strengthen our balance sheet while also investing sufficient capital to permit future growth across our business portfolio.”

Quarterly Segment Results

Catalysts generated net sales of $294.1 million in the fourth quarter of 2012, a 2 percent increase over net sales in the fourth quarter of 2011, due mainly to favorable impacts from higher hydroprocessing and performance catalyst volumes, partially offset by lower metals surcharges in refinery catalysts and foreign currency. Catalysts segment income was $78.8 million in the fourth quarter of 2012, down 6 percent from fourth quarter 2011 results of $84.2 million due primarily to unfavorable impacts from metals cost volatility versus the fourth quarter of 2011, partially offset by favorable sales volumes and higher equity income.

Polymer Solutions reported net sales of $200.1 million in the fourth quarter of 2012, a 4 percent decrease over net sales in the fourth quarter of 2011, due to the year-over-year effects of our phosphorus flame retardants business exit in the second quarter of 2012. Higher sales volumes in our core products were offset by unfavorable pricing, mix and foreign currency impacts. Segment income for Polymer Solutions was $36.3 million in the fourth quarter of 2012, a 3 percent decline from $37.5 million in the fourth quarter of 2011, driven by unfavorable pricing, higher variable input costs including fixed cost absorption and unfavorable foreign currency impacts, partly offset by favorable sales volumes and favorable impacts from our exit of the phosphorus flame retardants business.

Fine Chemistry net sales in the fourth quarter of 2012 were $193.4 million, a 7 percent decrease versus net sales in the fourth quarter of 2011, due mainly to unfavorable pricing, lower volumes (mainly due to the timing of custom services contracts) and unfavorable foreign currency impacts. Segment income for Fine Chemistry was $35.5 million for the fourth quarter of 2012, down 19 percent from fourth quarter 2011 results of $43.8 million, due to unfavorable pricing, higher variable input costs including fixed cost absorption and impacts from higher income attributable to noncontrolling interests, partly offset by favorable sales mix.

Corporate and Other

Corporate and other expense was $98.7 million for the fourth quarter of 2012. The decrease from the comparable period in 2011 was due primarily to lower personnel-related costs associated with performance-based incentive compensation levels and lower costs from non-operating pension and OPEB items which included a fourth quarter MTM actuarial loss of $86.0 million in 2012 and $92.3 million in 2011.

Interest and financing expenses were $7.7 million for the fourth quarter of 2012 compared to $9.0 million for the fourth quarter of 2011, with this decrease due primarily to increases in interest capitalized on higher average construction project balances outstanding and lower variable-rate borrowings year-over-year.

Our fourth quarter and full year 2012 effective income tax rates were (45.6) percent and 22.0 percent, respectively. The fourth quarter rate was impacted primarily by the MTM actuarial loss. Excluding special items (see notes to the condensed consolidated financial information), our fourth quarter and full year 2012 effective income tax rates were 18.3 percent and 24.5 percent, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $489 million for the full year 2012, and we had $478 million in cash and cash equivalents at December 31, 2012. During 2012, cash on hand and cash provided by operations funded capital expenditures for plant, machinery and equipment of approximately $281 million (which includes approximately $78.0 million in capital expenditures associated with our Jordanian joint venture), long-term debt repayments of $63.8 million, dividends to shareholders of $69.1 million, repurchases of $63.6 million of our common stock, advances to joint ventures of $25.0 million and pension and OPEB contributions of $21.6 million.

Earnings Call

The Company’s performance for the fourth quarter and the year ended December 31, 2012 will be discussed on a conference call at 9:00 AM Eastern Standard time on January 23, 2013. The call can be accessed by dialing 800-638-4930 (International Dial In # 617-614-3944), and entering conference ID 29909204. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry, and employs more than 4,000 people worldwide and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and markets served.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to product development, changes in productivity, market trends, price, volume and mix changes, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy and in our ability to pass through increases; acquisitions and divestitures, and changes in performance of acquired companies; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest, including terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings; changes in monetary policies or inflation or interest rates, which may impact our ability to raise capital or increase our cost of funds, the performance of our pension fund investments and our pension expense and funding obligations; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement and other innovation risks; decisions we may make in the future; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our 2012 Quarterly Reports on Form 10-Q.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$687,596	$707,390	$2,745,420	$2,869,005
Cost of goods sold	495,619	500,580	1,835,425	1,914,058

Gross profit	191,977	206,810	909,995	954,947
Selling, general and administrative expenses (c)	124,084	137,026	313,227	360,070
Research and development expenses	19,128	18,987	78,919	77,083
Restructuring and other charges, net (b)	16,982	—	111,685	—

Operating profit	31,783	50,797	406,164	517,794
Interest and financing expenses	(7,666)	(8,998)	(32,800)	(37,574)
Other (expenses) income, net	(335)	(177)	1,229	357

Income before income taxes and equity in net income of unconsolidated investments	23,782	41,622	374,593	480,577
Income tax (benefit) expense (b)	(10,849)	(1,791)	82,533	104,134

Income before equity in net income of unconsolidated investments	34,631	43,413	292,060	376,443
Equity in net income of unconsolidated investments (net of tax)	8,834	6,636	38,067	43,754

Net income	43,465	50,049	330,127	420,197
Net income attributable to noncontrolling interests	(5,739)	(4,501)	(18,591)	(28,083)

Net income attributable to Albemarle Corporation	$37,726	$45,548	$311,536	$392,114

Basic earnings per share	$0.42	$0.51	$3.49	$4.33
Diluted earnings per share	$0.42	$0.51	$3.47	$4.28
Weighted-average common shares outstanding – basic	89,018	88,805	89,189	90,522
Weighted-average common shares outstanding – diluted	89,660	89,819	89,884	91,522

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands) (Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$477,696	$469,416
Other current assets	929,617	886,204

Total current assets	1,407,313	1,355,620

Property, plant and equipment	2,867,083	2,619,428
Less accumulated depreciation and amortization	1,570,512	1,489,948

Net property, plant and equipment	1,296,571	1,129,480

Other assets and intangibles	733,407	718,724

Total assets	$3,437,291	$3,203,824

LIABILITIES AND EQUITY
Current portion of long-term debt	$12,700	$14,416
Other current liabilities	372,309	386,762

Total current liabilities	385,009	401,178

Long-term debt	686,588	749,257
Other noncurrent liabilities	370,318	296,659
Deferred income taxes	63,368	77,903
Albemarle Corporation shareholders’ equity	1,833,598	1,591,277
Noncontrolling interests	98,410	87,550

Total liabilities & equity	$3,437,291	$3,203,824

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flow Data

(In Thousands) (Unaudited)

	Year Ended December 31,
	2012	2011
Cash and cash equivalents at beginning of year	$469,416	$529,650
Cash and cash equivalents at end of year	$477,696	$469,416

Sources of cash and cash equivalents:

Net income	$330,127	$420,197

Proceeds from borrowings	—	9,415

Proceeds from exercise of stock options	21,148	2,230

Uses of cash and cash equivalents:

Capital expenditures	(280,873)	(190,574)

Repurchases of common stock	(63,575)	(178,132)

Repayments of long-term debt	(63,811)	(109,591)

Dividends paid to shareholders	(69,113)	(57,759)

Pension and postretirement contributions	(21,610)	(59,773)

Investments in equity and other corporate investments	—	(10,868)

Long-term advances to joint ventures	(24,959)	—

Non-cash and other items:

Depreciation and amortization	99,020	96,753

Restructuring and other charges (b)	111,685	—

Pension and postretirement expense	77,442	97,207

Equity in net income of unconsolidated investments	(38,067)	(43,754)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net sales:
Polymer Solutions	$200,093	$209,318	$892,232	$1,001,922
Catalysts	294,081	289,524	1,067,948	1,116,863
Fine Chemistry	193,422	208,548	785,240	750,220

Total net sales	$687,596	$707,390	$2,745,420	$2,869,005

Segment operating profit:
Polymer Solutions	$35,778	$36,860	$198,426	$243,396
Catalysts	71,440	78,750	260,544	290,065
Fine Chemistry	40,287	47,670	182,690	162,726

Total segment operating profit	147,505	163,280	641,660	696,187

Equity in net income of unconsolidated investments:
Polymer Solutions	1,459	1,200	6,416	7,696
Catalysts	7,375	5,463	31,651	36,259
Fine Chemistry	—	—	—	—
Corporate & other	—	(27)	—	(201)

Total equity in net income of unconsolidated investments	8,834	6,636	38,067	43,754

Net (income) loss attributable to noncontrolling interests:
Polymer Solutions	(966)	(603)	(2,221)	(9,803)
Catalysts	—	—	—	—
Fine Chemistry	(4,773)	(3,867)	(16,350)	(18,306)
Corporate & other	—	(31)	(20)	26

Total net income attributable to noncontrolling interests	(5,739)	(4,501)	(18,591)	(28,083)

Segment income:
Polymer Solutions	36,271	37,457	202,621	241,289
Catalysts	78,815	84,213	292,195	326,324
Fine Chemistry	35,514	43,803	166,340	144,420

Total segment income	150,600	165,473	661,156	712,033
Corporate & other (a)	(98,740)	(112,541)	(123,831)	(178,568)
Restructuring and other charges, net (b)	(16,982)	—	(111,685)	—
Interest and financing expenses	(7,666)	(8,998)	(32,800)	(37,574)
Other (expenses) income, net	(335)	(177)	1,229	357
Income tax benefit (expense) (b)	10,849	1,791	(82,533)	(104,134)

Net income attributable to Albemarle Corporation	$37,726	$45,548	$311,536	$392,114

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses as well as interest costs and expected return on assets, are included in Corporate & other as follows:

•

For the three months ended December 31, 2012 and 2011, net charges amounting to $84.2 million ($53.6 million after income taxes, or $0.60 per share) and $89.1 million ($56.3 million after income taxes, or $0.63 per share), respectively. The MTM actuarial loss was $86.0 million ($54.8 million after income taxes, or $0.61 per share) and $92.3 million ($58.4 million after income taxes, or $0.65 per share) for the three months ended December 31, 2012 and 2011, respectively.

•

For the years ended December 31, 2012 and 2011, net charges amounting to $65.3 million ($41.7 million after income taxes, or $0.46 per share) and $85.8 million ($54.2 million after income taxes, or $0.59 per share), respectively. The MTM actuarial loss was $75.8 million ($48.3 million after income taxes, or $0.54 per share) and $98.6 million ($62.3 million after income taxes, or $0.68 per share) for the years ended December 31, 2012 and 2011, respectively.

(b)	Restructuring and other special items consisted of the following:

Three months ended December 31, 2012 —

•

A one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes, or $0.07 per share) and a net curtailment gain of $4.5 million ($2.9 million after income taxes, or $0.03 per share), both in connection with various amendments to certain of our U.S. pension and defined contribution plans.

•

Net charges of $11.4 million ($6.8 million after income taxes, or $0.08 per share) in connection with various restructuring-related activities across the Company including certain planned reductions in force, changes in product sourcing and other items.

•	Discrete net tax expense items of $3.5 million, or $0.03 per share, relating to tax planning and other tax matters.

Year ended December 31, 2012 —

•

A one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes, or $0.07 per share) and a net curtailment gain of $4.5 million ($2.9 million after income taxes, or $0.03 per share), both in connection with various amendments to certain of our U.S. pension and defined contribution plans.

•

Net charges amounting to $100.8 million ($76.1 million after income taxes, or $0.85 per share) in connection with our exit of the phosphorus flame retardants business, and other charges amounting to $5.3 million ($4.3 million after income taxes, or $0.04 per share) relating to changes in product sourcing and other items.

•	Discrete net tax benefit items of $1.0 million, or $0.01 per share, related principally to tax planning and the release of various tax reserves.

(c)	The year ended December 31, 2012 includes a gain of $8.1 million ($5.1 million after tax, or $0.06 per share) resulting from proceeds received in connection with the settlement of litigation (net of related legal fees). The year ended December 31, 2012 also includes an $8 million charitable contribution ($5.1 million after tax, or $0.06 per share) to the Albemarle Foundation.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that Net income attributable to Albemarle Corporation (“earnings”), earnings per share and effective income tax rates which exclude special items, as well as presentations of segment operating profit, segment income, EBITDA, EBITDA excluding special items, EBITDA margin and EBITDA margin excluding special items are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of our GAAP Net income attributable to Albemarle Corporation to EBITDA and EBITDA excluding special items.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit,” “segment income,” “EBITDA” and “EBITDA excluding special items,” which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported segment operating profit, segment income, EBITDA and EBITDA excluding special items because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, segment income, EBITDA and EBITDA excluding special items should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to Operating profit and Net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Total segment operating profit	$147,505	$163,280	$641,660	$696,187
Corporate & other *	(98,740)	(112,483)	(123,811)	(178,393)
Restructuring and other charges, net	(16,982)	—	(111,685)	—

GAAP Operating profit	$31,783	$50,797	$406,164	$517,794

Total segment income	$150,600	$165,473	$661,156	$712,033
Corporate & other	(98,740)	(112,541)	(123,831)	(178,568)
Restructuring and other charges, net	(16,982)	—	(111,685)	—
Interest and financing expenses	(7,666)	(8,998)	(32,800)	(37,574)
Other (expenses) income, net	(335)	(177)	1,229	357
Income tax benefit (expense)	10,849	1,791	(82,533)	(104,134)

GAAP Net income attributable to Albemarle Corporation	$37,726	$45,548	$311,536	$392,114

*	Excludes corporate equity income and noncontrolling interest adjustments of $(58) for the three-month period ended December 31, 2011, and $(20) and $(175) for the years ended December 31, 2012 and 2011, respectively.

See below for a reconciliation of net income attributable to Albemarle Corporation excluding special items, EBITDA and EBITDA excluding special items, the non-GAAP financial measures, to net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. EBITDA excluding special items is defined as EBITDA before the special items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income attributable to Albemarle Corporation	$37,726	$45,548	$311,536	$392,114

Add back:
Non-operating pension and OPEB adjustments (net of tax)	53,649	56,331	41,729	54,231
Restructuring and other charges, net (net of tax)	10,333	—	83,923	—
Discrete tax items, net	3,504	—	(986)	—

Net income attributable to Albemarle Corporation excluding special items	$105,212	$101,879	$436,202	$446,345

Net income attributable to Albemarle Corporation	$37,726	$45,548	$311,536	$392,114

Add back:
Interest and financing expenses	7,666	8,998	32,800	37,574
Income tax (benefit) expense	(10,849)	(1,791)	82,533	104,134
Depreciation and amortization	24,592	24,827	99,020	96,753

EBITDA	59,135	77,582	525,889	630,575
Non-operating pension and OPEB adjustments	84,220	89,083	65,316	85,765
Restructuring and other charges, net	16,982	—	111,685	—

EBITDA excluding special items	$160,337	$166,665	$702,890	$716,340

Net sales	$687,596	$707,390	$2,745,420	$2,869,005

EBITDA Margin	8.6%	11.0%	19.2%	22.0%

EBITDA Margin excluding special items	23.3%	23.6%	25.6%	25.0%